Exhibit 99.1

Jefferson Branch Acquisition
July 29, 2011

Transaction Summary
Description: Purchase of five Jefferson Bank branches in the Dallas Ft. Worth MSA
Seller: First Bank & Trust Co. (Following their acquisition of Jefferson Bank via
 Section 363 sale through Jefferson Bank’s parent bankruptcy filing)
Purchase Price: $10.5 million
 ($7.5 M Deposit Premium + $3.6 M Fixed Assets - $0.6 M Loan Discount)
Assets Purchased: $70 million performing loans - credit diligence on over 80% of portfolio
Deposits Purchased: $164 million
Deposit Premium: 4.6%
Loan Discount: 1%
Transaction Expenses: $880,000 pretax (50% professional fees, 50% deconversion costs)
 ($98,000 Q1A; $115,000 Q2A, $627,000 Q3E ($0.04 per sh), $40,000 Q4E)
Cost Savings: Approx. 35% cost reductions vs. Jefferson stand alone level - from reductions in credit costs and corporate overhead
Earnings Accretion: 2011E - breakeven after transaction expenses
 2012E - $0.11

MidSouth Bancorp, Inc.

MidSouth Bank
Rockwall
Dallas
Fort Worth
Mesquite
Conroe
Houston
Pasadena
Beaumont
Lake Charles
Jennings
Lafayette
New Iberia
Jeanerette
Baton Rouge
Morgan City
Thibodaux
Houma
Cut Off
New Orleans

Strategic Rationale
➢ The Dallas/Ft. Worth Metroplex is one of the most attractive markets in the country with a strong regional economy, attractive demographics and significant growth opportunities
➢ Approximately 29% of deposits will be in Texas, more than double prior levels
➢ Approximately 32% of loans will be in Texas, up 50% from prior levels
➢ Legal Lending Limit will increase more than 6X prior levels at Jefferson expanding potential for loan growth
➢ Allows for diversification of customer base from oil services industry other attractive industries such as healthcare, technology and education

MidSouth Bancorp, Inc.

	6/30/2011	Branches	Branches

Pro Forma Impact
MidSouth
Bancorp,
Inc.
Jefferson
Bank
MidSouth
Bancorp, Inc.
Pro Forma With
Jefferson Bank
Loans
$580,099
$69,518
$650,099
Deposits
$825,896
$164,321
$990,217
Assets
$1,049,105
$164,321
$1,213,426
Branches
34
5
39

MidSouth Bancorp, Inc.

MSA and State	Total Population 2010 (Actual)	Population Change 2000-2010 (%)	Projected Population Change 2010-2015 (%)	Median HH Income 2010 ($)	HH Income Change 2000-2010 (%)	Projected HH Income Change 2010-2015 (%)
Dallas-Fort Worth-Arlington, TX	6,540,927	26.72	10.08	63,064	31.96	11.48
Houston-Sugar Land-Baytown, TX	6,017,013	27.60	10.46	58,086	30.07	14.35
Louisiana	4,507,335	0.86	3.65	37,623	14.67	8.21
Texas	25,268,853	21.18	8.53	51,960	30.13	13.35
Totals:	**29,776,188**					
Weighted Average		**4.15**	**4.44**	**39,946**	**17.18**	**9.04**
Aggregate: National	**311,212,863**	**10.59**	**3.85**	**54,442**	**29.12**	**12.39**

Demographic Profile